Exhibit 5.1

[ORACLE LETTERHEAD]

December 11, 2020

Oracle Corporation

2300 Oracle Parkway

Austin, Texas 78741

Ladies and Gentlemen:

I am Vice President, Associate General Counsel and Secretary of Oracle Corporation (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about December 11, 2020, in connection with the registration under the Securities Act of 1933, as amended, of 1,445 shares of the Common Stock of the Company, par value $0.01 (the “Shares”), issuable pursuant to equity awards assumed by the Company pursuant to the terms of the Agreement and Plan of Merger, dated as of November 17, 2020 (the “Merger Agreement”), by and among the Company, OC Acquisition LLC and Neptune Acquisition Corporation, each a subsidiary of the Company, Nor1, Inc. (“Nor1”) and the Holder Representative. Pursuant to the Merger Agreement, the Company assumed outstanding equity awards of Nor1 under the Nor1, Inc. 2016 Equity Incentive Plan and the Nor1, Inc. Stock Plan (as amended December 10, 2012) (together, the “Nor1 Plans”).

I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the Nor1 Plans, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.

Sincerely,

/s/ BRIAN S. HIGGINS
Brian S. Higgins
Vice President, Associate General Counsel and Secretary